EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about June 20, 2008 pertaining to the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan and the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan of our reports dated March 17, 2008 with respect to the consolidated financial statements of La Jolla Pharmaceutical Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of La Jolla Pharmaceutical Company filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 17, 2008